Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 15, 2025

Pricing Supplement dated               , 2025

(To Equity Index Underlying Supplement dated September 5, 2023,

Prospectus Supplement dated September 5, 2023, and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce

STRUCTURED INVESTMENTS               Opportunities in U.S. Equities

Capped Trigger PLUS Based on the Value of the S&P 500® Index due November 5, 2031

Capped Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Capped Trigger Performance Leveraged Upside Securities (the “Capped Trigger PLUS”) are unsecured debt obligations of Canadian Imperial Bank of Commerce (“CIBC” or the “Bank”). The Capped Trigger PLUS will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying underlying supplement, prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the Underlying Index has appreciated in value, investors will receive the Stated Principal Amount of their investment plus a positive return based on the leveraged upside performance of the Underlying Index, subject to the Maximum Payment at Maturity. If the Underlying Index does not change or depreciates in value but the Final Index Value is greater than or equal to the Trigger Level, investors will receive the Stated Principal Amount of their investment. However, if the Underlying Index has depreciated in value so that the Final Index Value is less than the Trigger Level, investors will lose a significant portion or all of their investment, resulting in a 1.00% loss of principal for every 1.00% decline in the index value over the term of the Capped Trigger PLUS. Under these circumstances, the Payment at Maturity will be less than 85.00% of the Stated Principal Amount and could be zero. Accordingly, you may lose your entire investment. The Capped Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the Maximum Payment at Maturity in exchange for the leveraged upside feature, and the limited protection against loss that applies only if the Final Index Value is greater than or equal to the Trigger Level. Investors may lose their entire initial investment in the Capped Trigger PLUS.

Any payment is subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Capped Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, the Underlying Index or any securities included in the Underlying Index. The Capped Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Capped Trigger PLUS are not bail-inable debt securities (as defined on page 6 of the prospectus).

SUMMARY TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlying Index:	The S&P 500® Index (Bloomberg symbol: SPX)
Aggregate Principal Amount:	$
Stated Principal Amount:	$1,000 per Capped Trigger PLUS
Pricing Date:	October 31, 2025
Original Issue Date:	November 5, 2025 (3 Business Days after the Pricing Date)
Valuation Date:	October 31, 2031, subject to postponement for non-Trading Days and certain Market Disruption Events as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement
Maturity Date:	November 5, 2031, subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.
Payment at Maturity per Capped Trigger PLUS:

•  If the Final Index Value is greater than the Initial Index Value:

The lesser of (a) $1,000 + Leveraged Upside Payment and (b) Maximum Payment at Maturity

•  If the Final Index Value is less than or equal to the Initial Index Value but is greater than or equal to the Trigger Level:

$1,000

•  If the Final Index Value is less than the Trigger Level:

$1,000 × Index Performance Factor

Under these circumstances, the Payment at Maturity will be less than the Stated Principal Amount of $1,000 and will represent a loss of more than 15.00%, and possibly all, of your investment.

Leveraged Upside Payment:	$1,000 × Leverage Factor × Index Percent Increase
Leverage Factor:	125.25%
Maximum Payment at Maturity:	$1,750.00 per Capped Trigger PLUS (175% of the Stated Principal Amount).
Trigger Level:	85.00% of the Initial Index Value.
Index Percent Increase:	(Final Index Value – Initial Index Value) / Initial Index Value
Index Performance Factor:	Final Index Value / Initial Index Value
Initial Index Value:	The Closing Level of the Underlying Index on the Pricing Date
Final Index Value:	The Closing Level of the Underlying Index on the Valuation Date
Interest:	None
CUSIP / ISIN:	13609FBL7 / US13609FBL76
Listing:	The Capped Trigger PLUS will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Issuer
Per Capped Trigger PLUS	$1,000.00	$30.00(1)
$5.00(2)	$965.00
Total	$	$	$

(1) CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a fee of $35.00 per Capped Trigger PLUS and will pay Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) a fixed sales commission of $30.00 for each Capped Trigger PLUS they sell. See “Additional Information About the Capped Trigger PLUS — Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the $35.00 per Capped Trigger PLUS received by CIBCWM, CIBCWM will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Capped Trigger PLUS.

The initial estimated value of the Capped Trigger PLUS on the Pricing Date as determined by CIBC is expected to be between $914.60 and $934.60 per Capped Trigger PLUS, which is expected to be less than the price to public. See “Risk Factors—General Risks” beginning on page 6 of this pricing supplement and “Additional Information About the Capped Trigger PLUS—The Bank’s Estimated Value of the Capped Trigger PLUS” on page 13 of this pricing supplement for additional information.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Capped Trigger PLUS involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

Equity Index Underlying Supplement dated September 5, 2023	Prospectus supplement dated September 5, 2023	Prospectus dated September 5, 2023

Capped Trigger PLUS Based on the Value of the S&P 500® Index due November 5, 2031

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Capped Trigger PLUS Based on the Value of the S&P 500® Index due November 5, 2031 (the “Capped Trigger PLUS”) can be used:

•	As an alternative to direct exposure to the Underlying Index that enhances returns for a limited range of positive performance of the Underlying Index, subject to the Maximum Payment at Maturity

•	To enhance returns and potentially outperform the Underlying Index in a moderately bullish scenario

•	To provide limited protection against a loss of principal in the event of a decline of the Underlying Index as of the Valuation Date but only if the Final Index Value is greater than or equal to the Trigger Level

Maturity:	6 years
Leverage Factor:	125.25%
Trigger Level:	85.00% of the Initial Index Value
Maximum Payment at Maturity:	$1,750.00 per Capped Trigger PLUS (175% of the Stated Principal Amount)
Minimum Payment at Maturity:	None. You could lose your entire initial investment in the Capped Trigger PLUS.
Interest:	None

Key Investment Rationale

The Capped Trigger PLUS offer leveraged exposure to a limited range of positive performance of the Underlying Index, subject to the Maximum Payment at Maturity. In exchange for the leveraged upside feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the Closing Level of the Underlying Index on the Valuation Date, subject to the Maximum Payment at Maturity. Investors may lose their entire initial investment in the Capped Trigger PLUS. Any payment on the Capped Trigger PLUS is subject to our credit risk.

Leveraged Performance	The Capped Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the Underlying Index, subject to the Maximum Payment at Maturity.
Trigger Feature	At maturity, even if the Underlying Index has declined over the term of the Capped Trigger PLUS, you will receive your Stated Principal Amount but only if the Final Index Value is greater than or equal to the Trigger Level.
Upside Scenario	The Underlying Index increases in value, and, at maturity, the Capped Trigger PLUS is redeemed for the lessor of (a) the Stated Principal Amount of $1,000 plus 125.25% of the Index Percent Increase and (b) the Maximum Payment at Maturity.
Par Scenario	The Final Index Value is less than or equal to the Initial Index Value but is greater than or equal to the Trigger Level. In this case, the Capped Trigger PLUS is redeemed for the Stated Principal Amount of $1,000.00 even though the Underlying Index has depreciated moderately.
Downside Scenario	The Final Index Value is less than the Trigger Level. In this case, the Capped Trigger PLUS is redeemed for at least 15.00% less than the Stated Principal Amount, and this decrease will be by an amount proportionate to the full decline in the value of the Underlying Index over the term of the Capped Trigger PLUS. There is no minimum Payment at Maturity on the Capped Trigger PLUS, and you could lose your entire initial investment in the Capped Trigger PLUS.

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How the Capped Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the Capped Trigger PLUS based on the following terms:

Stated Principal Amount:	$1,000 per Capped Trigger PLUS
Leverage Factor:	125.25%
Trigger Level:	85.00% of the Initial Index Value
Maximum Payment at Maturity:	$1,750 per Capped Trigger PLUS (175% of the Stated Principal Amount).
Minimum Payment at Maturity:	None

Capped Trigger PLUS Payoff Diagram

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How it works

•	Upside Scenario. If the Final Index Value is greater than the Initial Index Value, investors will receive the $1,000 Stated Principal Amount plus 125.25% of the appreciation of the Underlying Index over the term of the Capped Trigger PLUS, an investor will realize the Maximum Payment at Maturity of $1,750.00 per Capped Trigger PLUS (175% of the Stated Principal Amount) at a Final Index Value of approximately 159.89% of the Initial Index Value.

•	If the Underlying Index appreciates 2.00%, investors would receive a 2.505% return, or $1,025.05 per Capped Trigger PLUS.

•	If the Underlying Index appreciates 80%, the investor would receive only the Maximum Payment at Maturity of $1,750.00 per Capped Trigger PLUS, or 175% of the Stated Principal Amount.

•	Par Scenario. If the Final Index Value is less than or equal to the Initial Index Value but is greater than or equal to the Trigger Level, investors will receive the $1,000.00 Stated Principal Amount per Capped Trigger PLUS.

•	If the Underlying Index depreciates 15.00%, investors would receive the $1,000.00 Stated Principal Amount per Capped Trigger PLUS.

•	Downside Scenario. If the Final Index Value is less than the Trigger Level, investors will receive an amount significantly less than the $1,000 Stated Principal Amount, reflecting a 1.00% loss of principal for each 1.00% decline in the Underlying Index. There is no minimum Payment at Maturity on the Capped Trigger PLUS.

•	If the Underlying Index depreciates 75.00%, investors would lose 75.00% of their principal and receive only $250.00 per Capped Trigger PLUS at maturity, or 25.00% of the Stated Principal Amount.

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Risk Factors

An investment in the Capped Trigger PLUS involves significant risks. This section describes the material risks relating to the Capped Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Capped Trigger PLUS.

Risks Relating to the Structure of the Capped Trigger PLUS

•	The Capped Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Capped Trigger PLUS differ from those of ordinary debt securities in that the Capped Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the Final Index Value is less than the Trigger Level (which is 85.00% of the Initial Index Value), the Payment at Maturity will be an amount in cash that is at least 15.00% less than the $1,000 Stated Principal Amount of each Capped Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the value of the Underlying Index from the Initial Index Value. There is no minimum Payment at Maturity on the Capped Trigger PLUS, and you could lose your entire initial investment in the Capped Trigger PLUS.

•	The appreciation potential of the Capped Trigger PLUS is limited by the Maximum Payment at Maturity. The appreciation potential of the Capped Trigger PLUS is limited by the Maximum Payment at Maturity of $1,750.00 per Capped Trigger PLUS, or 175% of the Stated Principal Amount. Although the Leverage Factor provides 125.25% exposure to any increase in the Final Index Value over the Initial Index Value, because the Payment at Maturity will be limited to 175% of the Stated Principal Amount for the Capped Trigger PLUS, any increase in the Final Index Value over the Initial Index Value by more than approximately 59.89% of the Initial Index Value will not further increase the return on the Capped Trigger PLUS.

•	The amount payable on the Capped Trigger PLUS is not linked to the Closing Level of the Underlying Index at any time other than the Valuation Date. The Final Index Value will be the Closing Level of the Underlying Index on the Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the value of the Underlying Index increases prior to the Valuation Date but then decreases on the Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying Index prior to such decrease. Although the actual value of the Underlying Index on the Maturity Date or at other times during the term of the Capped Trigger PLUS may be higher than the Closing Level of the Underlying Index on the Valuation Date, the Payment at Maturity will be based solely on the Closing Level of the Underlying Index on the Valuation Date.

•	The Capped Trigger PLUS are riskier than securities with a shorter term. The Capped Trigger PLUS are relatively long-dated. Therefore, many of the risks of the Capped Trigger PLUS are heightened as compared to securities with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

Risks Relating to the Underlying Index

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Capped Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Capped Trigger PLUS or any securities included in the Underlying Index, or engaging in transactions therein, and any such action could adversely affect the value of the Underlying Index or the Capped Trigger PLUS. These regulatory actions could result in restrictions on the Capped Trigger PLUS and could result in the loss of a significant portion or all of your initial investment in the Capped Trigger PLUS, including if you are forced to divest the Capped Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Capped Trigger PLUS has declined.

•	Adjustments to the Underlying Index could adversely affect the value of the Capped Trigger PLUS. The publisher of the Underlying Index can add, delete or substitute the stocks constituting the Underlying Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. Any of these actions could adversely affect the value of the Capped Trigger PLUS. The publisher of the Underlying Index may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, we, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. We could have an economic interest that is different than that of investors in the Capped Trigger PLUS insofar as, for example, we are permitted to consider indices that are calculated and published by us or any of our affiliates. If we determine that there is no appropriate successor index, the Payment at Maturity on the Capped Trigger PLUS will be an amount based on the closing prices on each date that the value of the Underlying Index is to be calculated of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by us in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the discontinuance of the Underlying Index.

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Conflicts of Interest

•	Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the Capped Trigger PLUS. We and our affiliates may engage in trading and other business activities related to the Underlying Index or any securities included in the Underlying Index that are not for your account or on your behalf. We and our affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Index. These activities may present a conflict of interest between your interest in the Capped Trigger PLUS and the interests that we and our affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Capped Trigger PLUS, and which may be revised at any time without notice to you. Any such research, opinions or recommendations could adversely affect the value of the Underlying Index, and therefore, the market value of the Capped Trigger PLUS. These trading and other business activities, if they adversely affect the value of the Underlying Index or secondary trading in your Capped Trigger PLUS, could be adverse to your interests as a beneficial owner of the Capped Trigger PLUS.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Capped Trigger PLUS, including hedging our obligations under the Capped Trigger PLUS and making the assumptions and inputs used to determine the pricing of the Capped Trigger PLUS and the initial estimated value of the Capped Trigger PLUS when the terms of the Capped Trigger PLUS are set. We expect to hedge our obligations under the Capped Trigger PLUS through CIBCWM, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Capped Trigger PLUS. Any of these hedging activities may adversely affect the value of the Underlying Index and therefore the market value of the Capped Trigger PLUS and the amount you will receive, if any, on the Capped Trigger PLUS. In connection with such activities, the economic interests of us and our affiliates may be adverse to your interests as an investor in the Capped Trigger PLUS. Any of these activities may adversely affect the value of the Capped Trigger PLUS. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, one or more of our affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Capped Trigger PLUS even if investors do not receive a favorable investment return under the terms of the Capped Trigger PLUS or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, our affiliates or any unaffiliated counterparty receive for the sale of the Capped Trigger PLUS, which creates an additional incentive to sell the Capped Trigger PLUS to you. We, our affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Capped Trigger PLUS.

•	There are potential conflicts of interest between you and the calculation agent. The calculation agent will determine, among other things, the amount of payments on the Capped Trigger PLUS. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event has occurred on the scheduled Valuation Date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Capped Trigger PLUS in taking any action that might affect the value of your Capped Trigger PLUS.

General Risks

•	Payments on the Capped Trigger PLUS are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the Capped Trigger PLUS. The Capped Trigger PLUS are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Capped Trigger PLUS will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payments to be made on the Capped Trigger PLUS depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Capped Trigger PLUS and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Capped Trigger PLUS. If we default on our obligations under the Capped Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

•	The Bank’s initial estimated value of the Capped Trigger PLUS will be lower than the initial issue price (price to public) of the Capped Trigger PLUS. The initial issue price of the Capped Trigger PLUS will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Capped Trigger PLUS, as well as hedging the Capped Trigger PLUS, are included in the initial issue price of the Capped Trigger PLUS. See “Additional Information About the Capped Trigger PLUS—The Bank’s Estimated Value of the Capped Trigger PLUS” on page 13 of this pricing supplement.

•	The Bank’s initial estimated value does not represent future values of the Capped Trigger PLUS and may differ from others’ estimates. The Bank’s initial estimated value of the Capped Trigger PLUS is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Capped Trigger PLUS are set. This estimated value will be

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based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Capped Trigger PLUS that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Capped Trigger PLUS could change significantly based on, among other things, changes in market conditions, including the value of the Underlying Index, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Capped Trigger PLUS from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Capped Trigger PLUS in any secondary market (if any exists) at any time. See “Additional Information About the Capped Trigger PLUS—The Bank’s Estimated Value of the Capped Trigger PLUS” on page 13 of this pricing supplement.

•	The Bank’s initial estimated value of the Capped Trigger PLUS will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Capped Trigger PLUS generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Capped Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Capped Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Capped Trigger PLUS to be more favorable to you. Consequently, our use of an internal funding rate for market-linked securities would have an adverse effect on the economic terms of the Capped Trigger PLUS, the initial estimated value of the Capped Trigger PLUS on the Pricing Date, and any secondary market prices of the Capped Trigger PLUS. See “Additional Information About the Capped Trigger PLUS —The Bank’s Estimated Value of the Capped Trigger PLUS” on page 13 of this pricing supplement.

•	If CIBCWM were to repurchase your Capped Trigger PLUS after the Original Issue Date, the price may be higher than the then-current estimated value of the Capped Trigger PLUS for a limited time period. While CIBCWM may make markets in the Capped Trigger PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the Capped Trigger PLUS will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 24 months after the Pricing Date, the price at which CIBCWM may repurchase the Capped Trigger PLUS is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Capped Trigger PLUS will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Capped Trigger PLUS, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Capped Trigger PLUS shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Capped Trigger PLUS at that time, and could be lower than CIBCWM’s price.

•	Economic and market factors may adversely affect the terms and market price of the Capped Trigger PLUS prior to maturity. Because structured notes, including the Capped Trigger PLUS, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Capped Trigger PLUS at issuance and the market price of the Capped Trigger PLUS prior to maturity. These factors include the value of the Underlying Index; the volatility of the Underlying Index; the dividend rates paid on the securities included in the Underlying Index; the time remaining to the maturity of the Capped Trigger PLUS; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

•	The Capped Trigger PLUS will not be listed on any securities exchange and we do not expect a trading market for the Capped Trigger PLUS to develop. The Capped Trigger PLUS will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the Capped Trigger PLUS from holders, they are not obligated to do so and are not required to make a market for the Capped Trigger PLUS. There can be no assurance that a secondary market will develop for the Capped Trigger PLUS. Because we do not expect that any market makers will participate in a secondary market for the Capped Trigger PLUS, the price at which you may be able to sell your Capped Trigger PLUS is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Capped Trigger PLUS.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Capped Trigger PLUS prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Capped Trigger PLUS to maturity.

Tax Risks

•	The tax treatment of the Capped Trigger PLUS is uncertain. Significant aspects of the tax treatment of the Capped Trigger PLUS are uncertain. You should consult your tax advisor about your own tax situation. See “Additional Information About the

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Capped Trigger PLUS — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

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Information About the Underlying Index

The information below is a brief description of the Underlying Index. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

The S&P 500®Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-43 of the accompanying underlying supplement for additional information about the Underlying Index.

In addition, information about the Underlying Index may be obtained from other sources, including, but not limited to, the index sponsor's website (including information regarding the Underlying Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any of our affiliates makes any representation that such publicly available information regarding the Underlying Index is accurate or complete.

Information as of market close on October 10, 2025:

Bloomberg Ticker Symbol:	SPX	52 Weeks Ago:	5,859.85
Current Index Value:	6,552.51	52 Week High (on October 8, 2025):	6,753.72
		52 Week Low (on April 8, 2025):	4,982.77

Historical Performance of the Underlying Index

The following graph sets forth the daily Closing Levels of the Underlying Index in the period from January 1, 2020 through October 10, 2025. The table below sets forth the published high and low Closing Levels, as well as end-of-quarter Closing Levels, of the Underlying Index for each quarter in the same period. We obtained the information in the graph and the table below from Bloomberg L.P. (“Bloomberg”) without independent verification. The Underlying Index has at times experienced periods of high volatility. The historical performance of the Underlying Index should not be taken as an indication of its future performance, and no assurance can be given as to the value of the Underlying Index at any time during the term of the Capped Trigger PLUS, including the Valuation Date. We cannot give you assurance that the performance of the Underlying Index will result in the return of any of your investment.

S&P 500® Index Daily Closing Levels January 1, 2020 to October 10, 2025

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S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter	6,144.15	5,521.52	5,611.85
Second Quarter	6,204.95	4,982.77	6,204.95
Third Quarter	6,693.75	6,198.01	6,688.46
Fourth Quarter (through October 10, 2025)	6,753.72	6,552.51	6,552.51

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Additional Information About the Capped Trigger PLUS

Calculation Agent:	CIBC
Minimum Ticketing Size:	$1,000 / 1 Capped Trigger PLUS
United States Federal Income Tax Considerations:

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Capped Trigger PLUS. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Capped Trigger PLUS. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Capped Trigger PLUS are uncertain. No statutory, judicial or administrative authority directly discusses how the Capped Trigger PLUS should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Capped Trigger PLUS as prepaid derivative contracts. Pursuant to the terms of the Capped Trigger PLUS, you agree to treat the Capped Trigger PLUS in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Capped Trigger PLUS. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Capped Trigger PLUS for more than one year.

The expected characterization of the Capped Trigger PLUS is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Capped Trigger PLUS in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Capped Trigger PLUS and certain other considerations with respect to an investment in the Capped Trigger PLUS, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Capped Trigger PLUS for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Capped Trigger PLUS are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Capped Trigger PLUS. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Capped Trigger PLUS for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Capped Trigger PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations:	In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Capped Trigger PLUS pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Capped Trigger PLUS; (c) does not use or hold and is not deemed to use or hold the Capped Trigger PLUS in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Capped Trigger PLUS; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Capped Trigger PLUS is a “specified entity”, and is not a

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“specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Capped Trigger PLUS under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the Capped Trigger PLUS, interest payable on the Capped Trigger PLUS should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Capped Trigger PLUS as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Capped Trigger PLUS to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest):

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Capped Trigger PLUS from CIBC for distribution to Morgan Stanley Wealth Management. Morgan Stanley Wealth Management and its financial advisors will collectively receive from CIBCWM a fixed sales commission of $30.00 for each Capped Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each Capped Trigger PLUS. The costs included in the original issue price of the Capped Trigger PLUS will also include a fee paid by CIBCWM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest for providing certain electronic platform services with respect to this offering.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the Capped Trigger PLUS against payment therefor in New York, New York on a date that is more than one business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Capped Trigger PLUS on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Capped Trigger PLUS. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Capped Trigger PLUS after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Capped Trigger PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Capped Trigger PLUS includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Capped Trigger PLUS. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Capped Trigger PLUS. As a result, you may experience an immediate and substantial decline in the market value of your Capped Trigger PLUS on the Original Issue Date.

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The Bank’s Estimated Value of the Capped Trigger PLUS:

The Bank’s initial estimated value of the Capped Trigger PLUS set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Capped Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Capped Trigger PLUS. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Capped Trigger PLUS in any secondary market (if any exists) at any time.

The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Capped Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Capped Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—The Bank’s initial estimated value of the Capped Trigger PLUS will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the Capped Trigger PLUS is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.

Accordingly, the Bank’s initial estimated value of the Capped Trigger PLUS will be determined when the terms of the Capped Trigger PLUS are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—The Bank’s initial estimated value does not represent future values of the Capped Trigger PLUS and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the Capped Trigger PLUS will be lower than the initial issue price of the Capped Trigger PLUS because costs associated with selling, structuring and hedging the Capped Trigger PLUS are included in the initial issue price of the Capped Trigger PLUS. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Capped Trigger PLUS and the estimated cost of hedging our obligations under the Capped Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Capped Trigger PLUS. See “Risk Factors—The Bank’s initial estimated value of the Capped Trigger PLUS will be lower than the initial issue price (price to public) of the Capped Trigger PLUS” in this pricing supplement.

Where You Can Find More Information:

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information.

Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this document are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” or “Reference Asset” in the underlying supplement will be references to “Underlying Index” herein, and references to “Final Valuation Date” in the underlying supplement will be references to “Valuation Date” herein.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows:

•         Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098170/tm2322483d89_424b5.htm

•         Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•         Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

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